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                                                                   EXHIBIT 11.1

Statement Regarding Computation of Per-Share Net Loss

                                                      Three Months Ended               Nine Months Ended
                                                        September 30,                   September 30,
                                                   1995               1996            1995             1996
                                                ---------------------------       ----------------------------
                                                 (Pro forma)                       (Pro forma)
Average shares outstanding ................     4,951,457 (A)      7,316,849        4,948,897 (A)    7,311,173

Net effect of anti-dilutive stock and stock
options and warrants (B) ..................               0                0                0                0
                                                ----------------------------      ----------------------------
Total .....................................       4,951,457        7,316,849        4,948,897        7,311,173
                                                ============================      ============================
Net Loss ..................................     ($1,076,189)     ($1,173,634)     ($3,676,621)     ($4,130,753)
                                                ============================      ============================
Per-share amount ..........................          ($0.22)          ($0.16)          ($0.74)          ($0.56)
                                                ============================      ============================

(A) Assumes conversion of Preferred Stock into shares of Common Stock as if they had been converted on the original date of issuance, except for Preferred Stock issued within the twelve-month period preceding the filing of the Company's initial public offering, which is treated as outstanding for all periods prior to June 30, 1995, the latest period presented in the initial public offering. See (B).

(B) Stock and stock options and warrants issued or granted within a twelve-month period preceding the filing of the Company's initial public offering are treated as outstanding for all periods prior to June 30, 1995. Subsequent to June 30, stock options and warrants are excluded as their effect is anti-dilutive.

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